                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             AVID Technology Inc
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 05367P100
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 5 Pages

CUSIP No.                             13G                 Page     2
05367P100                                                         ----
- ---------                                                  of      5
                                                                  ----

- -------------------------------------------------------------------------------
1. Names of Reporting Persons.
S.S. or I.R.S. Identification No. of Above Person
                Montgomery Asset Management, L.P.  IRS ID #94-3115321
- -------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*
                                                          (a)  / /
                                                          (b)  / /
- -------------------------------------------------------------------------------
3. SEC Use Only

- -
- ------------------------------------------------------------------------------
4. Citizenship or Place of Organization
                California

- -------------------------------------------------------------------------------

                5. Sole voting power
                   2,194,600 (as of 6/30/96)
 Number of      ---------------------------------------------------------------
  shares        6. Shared voting power
beneficially                           -0-
 owned by       ---------------------------------------------------------------
   each         7. Sole dispositive power
 reporting         2,194,600 (as of 6/30/96)
  person        ---------------------------------------------------------------
   with         8. Shared dispositive power
                                       -0-

- -------------------------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person
               2,194,600 (as of 6/30/96)

- -------------------------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*
                 Not applicable

- -------------------------------------------------------------------------------
11. Percent of class represented by amount in row (9)
                               10.4%

- -------------------------------------------------------------------------------
12. Type of reporting person*
                 IA

- -------------------------------------------------------------------------------
                               *See instructions

                                                          Page     3
                                                                 -----
                                                            Of     5
                                                                 -----

                                 SCHEDULE 13G

ITEM 1

- -------------------------------------------------------------------------------
(a).  Name of Issuer
                      AVID Technology Inc.
- -------------------------------------------------------------------------------
(b).  Address of Issuer's Principal Executive Offices
      One Park West, Tewsbury, MA, 01876
- -------------------------------------------------------------------------------

ITEM 2

(a).  Name of Person(s) Filing
                            Montgomery Asset Management, L.P.
- -------------------------------------------------------------------------------
(b).  Address of Principal Business Office
                            101 California Street, San Francisco, CA  94111
- -------------------------------------------------------------------------------
(c).  Citizenship
                            California Limited Partnership
- -------------------------------------------------------------------------------
(d).  Title of Class of Securities
                            Common Stock
- -------------------------------------------------------------------------------
(e).  CUSIP Number
                            05367P100
- -------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), OR 13d-2(b), check whether the person filing is a

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                          Page     4
                                                                 -----
                                                            Of     5
                                                                 -----

Item 4.  Ownership

- -------------------------------------------------------------------------------
(a) Amount Beneficially Owned
                             2,194,600 (as of 6/30/96)

- -------------------------------------------------------------------------------
(b) Percent of Class
                             10.4%

- -------------------------------------------------------------------------------
(c) Number of shares as to which such person has:

- -------------------------------------------------------------------------------
      (i) Sole power to vote or to direct the vote
                             2,194,600 (as of 6/30/96)
- -------------------------------------------------------------------------------
      (ii) Shared power to vote or to direct the vote
                             -0-
- -------------------------------------------------------------------------------
      (iii) Sole power to dispose or to direct the disposition of
                             2,194,600 (as of 6/30/96)
- -------------------------------------------------------------------------------
      (iv) Shared power to dispose or to direct the disposition of
                             -0-
- -------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

- -------------------------------------------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
- -------------------------------------------------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person

- -------------------------------------------------------------------------------
                              Not applicable

- -------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Aquuired the Security Being Reported on By the Parent Holding Company

- -------------------------------------------------------------------------------
                              Not applicable

- -------------------------------------------------------------------------------

                                                          Page    5
                                                                 ----
                                                            Of    5
                                                                 ----

Item 8. Identification and Classification of Members of the Group

- -------------------------------------------------------------------------------
                              Not applicable

- -------------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group

- -------------------------------------------------------------------------------
                              Not applicable

- -------------------------------------------------------------------------------

Item 10. Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           7/9/96
                                       ----------------------------------------
                                                         Date

                                       \s\ Dana Schmidt
                                       ----------------------------------------
                                                       Signature

                                           Dana Schmidt - Principal
                                       ----------------------------------------
                                                       Name/Title